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                                                                EXHIBIT 2(k)(ix)



                                VOTING AGREEMENT


         THIS VOTING AGREEMENT made as of August 30, 1995, among NETTECH, INC., a North Carolina corporation (the "Company"), Southeast Interactive Technology Fund I, LLC, a North Carolina limited liability company (the "Investor"), and the stockholders of the Company listed on Schedule A hereto (collectively the "Stockholders").

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the Investor have entered into a Series A Convertible Stock Purchase Agreement dated the date hereof (the "Stock Purchase Agreement") in connection with the sale and purchase of securities of the Company;

         WHEREAS, as a condition precedent to its execution and delivery of the Stock Purchase Agreement, the Investor has required that the Company and the Stockholders enter into this Agreement, and the Company and the Stockholders are willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants hereinafter contained, the parties hereto agree as follows:


         1. Board of Directors. Provided that the Investor owns at least five percent (5%) of the issued and outstanding capital stock of the Company on an as-converted basis, the Stockholders and the Investor agree to vote a sufficient number of shares of the Company's voting capital stock ("Stock") owned by them or hereafter acquired by them at any time, and otherwise use their respective best efforts, as stockholders of the Company, to fix and maintain the number of members of the Company's board of directors ("Board of Directors") at no more than five (5) and to elect in any subsequent election of the Board of Directors one member of the Board of Directors designated by the Investor. The Investor shall furnish written notice to the Stockholders, no later than five (5) days following receipt of notice of any meeting at which or action pursuant to which Directors are to be elected, of the name of the person designated by him to serve as a Director. In the absence of such notice, the Director then serving and previously designated by the Investor shall be re-elected. At any time following the date on which the Investor owns at least five percent (5%) of the issued and outstanding capital stock of the Company on an as-converted basis, the Stockholders shall use their best efforts at the request of the Investor to call a special meeting of the shareholders of the
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Company for the purpose of electing the representative of the Investor in the event he has not been so elected or to remove a director or directors in the event the number of members of the Board exceeds five (5). The obligation of the Stockholders to use their respective best efforts to elect a representative of the Investor is subject to the Investor's first having voted a sufficient number of his shares of the Company's voting capital stock to elect his representative.

         2. Compensation Committee. The Board of Directors of the Company shall appoint a compensation committee of the Board (the "Compensation Committee"). The Compensation Committee (i) shall include the director elected pursuant to Section 1 hereof and (ii) shall have at least 50% of its members consist of "outside directors," which term shall mean directors who are not officers or employees of the Company. The Compensation Committee shall be delegated full responsibility for administering the Stock Option Plan of the Company as provided in Section 2 of the Stock Option Plan. In addition, the Company will not, without approval of the Compensation Committee, (i) pay bonuses to or institute a bonus compensation plan that covers any employees who are also shareholders holding more than 10% of the Company's capital stock or
(ii) increase the salary of any employees who are also shareholders holding more than 10% of the Company's capital stock.

         3. Term of Agreement. This Agreement shall terminate and be of no further force and effect upon the occurrence of any of the following events:

                 (a) the expiration of ten (10) years from the date of the execution of this Agreement, or

                 (b) at such time as the Investor owns less than five (5%) of the issued and outstanding voting capital stock of the Company on an as-converted basis, or

                 (c) upon an initial public offering of stock of the Company in which the selling price (before deducting commissions and expenses) is at least $3.00 per share, or

                 (d) upon a merger of the Company after which the shareholders of the Company immediately prior to the merger hold less than fifty percent (50%) of the outstanding capital stock of the surviving corporation and in which the consideration received by the Investor is at least $3.00 per share.

                 Termination of this Agreement shall not affect any rights or obligations accruing prior thereto.

         4. Notices. All notices hereunder shall be in writing and shall be given by personal delivery or by registered or certified





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mail (postage prepaid and return receipt requested) addressed, in the case of the Shareholders as set forth on Schedule A hereto, in the case of the Investor, as set forth in Schedule B hereto, or, in the case of the Company, to its then principal address, or such other address as any party may designate to the other parties hereto in accordance with the aforesaid procedure. All notices shall be deemed to have been given as of the date of personal delivery or as of the date of deposit in the United States mail, as the case may be.

         5. Assignment; Binding Effect. This Agreement shall be binding on the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided that the shares of Stock owned by a party to this Agreement shall not be transferred (except to the Company or another party to this Agreement) unless the transferee enters into a written agreement containing substantially the same provisions as are set forth herein with respect to the shares so transferred, upon which event such transferee shall become a party to this Agreement.

         6. Legends. All certificates for shares of capital stock held by the Stockholders, the Investor and any successors or assigns shall bear a legend specifically referring to this Agreement (or similar agreement of a subsequent transferee).

         7. Amendment. This Agreement may not be changed or amended, except by written instrument executed by the Company, the Stockholders, and the Investor, nor may any provision of this Agreement be waived except by written instrument signed by the party making such waiver, acting as aforesaid in the case of the Stockholders or the Investor.

         8. Entire Agreement. This Agreement contains the sole and entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, commitments and understanding heretofore had between them with respect thereto are merged herein.

         9. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

         10. Applicable Law. This Agreement shall be construed in accordance with the law of the State of North Carolina.

         11. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such valid or unenforceable provisions were omitted.





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         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

                               NETTECH, INC.


                               By:
                                    ---------------------------
                                    Michael R. Carney
                                    President
ATTEST:

________________
_____ Secretary
[CORPORATE SEAL]

                               SOUTHEAST INTERACTIVE TECHNOLOGY FUND, I

                               By:                              (SEAL)
                                    ---------------------------
                                            , Manager



                               STOCKHOLDERS:


                               _________________________________ (SEAL)
                               Ellis Gregory


                               _________________________________ (SEAL)
                               Sharon Gregory


                               _________________________________ (SEAL)
                               Michael R. Carney


                               _________________________________ (SEAL)
                               Ronald Vincent








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                                   Schedule A

Shareholders and Addresses for Notice

Ellis Gregory
11316 Centaur Road
Wake Forest, NC 27587

Sharon Gregory
11316 Centaur Road
Wake Forest, NC 27587

Michael R. Carney
7116 North Ridge Drive
Raleigh, NC 27615

Ronald Vincent
7312 Fox Road
Raleigh, NC 27604





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                                   Schedule B


Address for Notice for the Investor

Southeast Interactive Technology Fund I, LLC
2200 W. Main Street
Suite 900
Durham, NC 27705





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